Exhibit F-1.2(a)


                                                June 30, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   FirstEnergy Corp.
                  FirstEnergy Service Company
                  SEC File No. 70-9793

Ladies and Gentlemen:

        I have examined Post-Effective No. 2 to the Application/Declaration on Form U-1, dated October 15, 2002, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by FirstEnergy Corp. ("FirstEnergy"), FirstEnergy Service Company ("ServeCo") and GPU Service, Inc. ("GPU Service") with the Securities and Exchange Commission and docketed in SEC File No. 70-9793, as amended by Post-Effective Amendment No. 4 thereto, dated January 31, 2003, Post-Effective Amendment No. 6 thereto, dated May 29, 2003 and Post-Effective Amendment No. 7 thereto, dated the date hereof of which this opinion is to be a part. (The Application/Declaration, as so amended, is hereinafter referred to as the "Application.")

        The Application contemplates, among other things, the consolidation of FirstEnergy's service company functions in ServeCo, the approval of ServeCo's policies and procedures and service agreement and a service agreement among certain of FirstEnergy's operating company subsidiaries.

        In connection with this opinion, I (or persons under my supervision or control) have examined copies, signed, certified or otherwise proven to my satisfaction, of the charter documents and Amended Code of Regulations of FirstEnergy. I have also examined such other documents, instruments and agreements, and have made such further investigation as I have deemed necessary as a basis for this opinion.

        I am Associate General Counsel of FirstEnergy, and have acted as such in connection with the filing of the Application.

        Based  upon  and  subject  to  the  foregoing,  and  assuming  that  the transactions therein proposed are carried out in accordance with the Application, I am of the opinion that when the Commission shall have entered an order forthwith granting the Application:

                (a) all state laws applicable to the proposed transaction will have been complied with; and

                (b) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by FirstEnergy, or any "associate company" thereof, as defined in the Act.

        I hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                                Very truly yours,


                                                Gary D. Benz